Exhibit 10.3

Executive Officer Compensation

The annual base salaries for our executive officers as of January 1, 2021 are as follows:

Name	Title
Vivek Jain	Chairman of the Board and Chief Executive Officer	$650,000
Christian Voigtlander	Chief Operating Officer	$420,000
Brian M. Bonnell	Chief Financial Officer and Treasurer	$395,000
Daniel Woolson	Corporate Vice President, General Manager - Infusion Systems	$300,000
Virginia Sanzone	Corporate Vice President, General Counsel	$300,000